MuniHoldings California Insured Fund, Inc.

(formerly MuniHoldings California Insured Fund II, Inc.)

File No. 811-8573

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Michael G. Clark, a Senior Vice President of the Investment Adviser to the Registrant; was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed March 10, 2000, was filed on behalf of Mr. Clark on July 6, 2000.

Roberta Cooper Ramo, a Director of the Registrant; was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed by December 25, 1999, was filed on January 19, 2000.

Philip M. Mandel, a Secretary to the Registrant; was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed by May 10, 1999, was filed on December 10, 1999.

Alice Pellegrino, a Secretary to the Registrant; was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed by April 17, 1999, was filed on December 10, 1999.